EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Northeast Energy Partners, LLC

Enfield, Connecticut

We have audited the accompanying consolidated balance sheets of Northeast Energy Partners, LLC (the “Company”), as of December 31, 2011 and 2010 and the related consolidated statements of income, Members’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northeast Energy Partners, LLC, as of December 31, 2011 and 2010 and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Boston, Massachusetts

December 17, 2012

Northeast Energy Partners, LLC

Consolidated Balance Sheets

	September 30, 2012	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$432,783	$667,062	$488,882
Due from Members	—	46,000	—
Current portion of note receivable - related party	18,164	17,775	—
Prepaid expenses	13,776	5,679	8,721

Total current assets	464,723	736,516	497,603
Property and equipment, net (includes net assets of $816,657, 845,826 and $884,718 as of September 30, 2012, December 31, 2011 and December 31, 2010, respectively, that can only be used to settle obligations of the consolidated variable interest entities (“VIE”s))	1,179,622	1,302,835	1,258,828
Note receivable - related party, net of current portion	152,843	165,018	—
Other assets, net	3,643	6,623	14,183

Total assets	$1,800,831	$2,210,992	$1,770,614

Liabilities and Members’ Equity (Deficit)
Current liabilities
Line of credit	$171,014	$243,800	$—
Accounts payable	40,291	28,271	15,340
Accrued commissions	11,420	10,099	19,111
Accrued compensation	330,987	374,490	343,705
Accrued expenses and other current liabilities	—	30,220	25,275
Current portion of mortgage note (a liability of the consolidated VIEs without recourse to Northeast Energy Partners, LLC)	30,330	27,583	21,445
Current portion of notes payable	270,935	290,912	256,729

Total current liabilities	854,977	1,005,375	681,605
Mortgage note, net of current portion (a liability of the consolidated VIEs without recourse to Northeast Energy Partners, LLC)	750,231	773,336	800,919
Notes payable, net of current portion	126,324	315,918	478,014

Total liabilities	1,731,532	2,094,629	1,960,538

Commitments and contingencies (Notes 4 and 5)

Members’ Equity (Deficit)
Members’ equity (deficit) attributable to Northeast Energy Partners, LLC	7,073	32,791	(263,784)
Members’ equity attributable to noncontrolling interests	62,226	83,572	73,860

Total Members’ equity (deficit)	69,299	116,363	(189,924)

Total liabilities and Members’ equity (deficit)	$1,800,831	$2,210,992	$1,770,614

The accompanying notes are an integral part of these consolidated financial statements.

Northeast Energy Partners, LLC

Consolidated Statements of Income

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)	(Unaudited)
Revenue	$4,004,690	$4,463,451	$5,875,056	$5,786,495

Cost of revenue	811,627	886,278	1,151,542	1,107,053

Gross profit	3,193,063	3,577,173	4,723,514	4,679,442

Operating expenses:
Sales and marketing	1,295,638	1,366,847	1,759,491	1,710,019
General and administrative	814,800	980,765	1,249,546	1,202,489

Total operating expenses	2,110,438	2,347,612	3,009,037	2,912,508

Operating income	1,082,625	1,229,561	1,714,477	1,766,934

Other income	14,550	1,173	1,173	—
Interest expense, net	(63,175)	(81,815)	(105,782)	(121,301)

Net income	$1,034,000	$1,148,919	$1,609,868	$1,645,633

Net income attributable to Northeast Energy Partners, LLC	$1,015,346	$1,150,191	$1,601,156	$1,662,218
Net income (loss) attributable to noncontrolling interests	18,654	(1,272)	8,712	(16,585)

Net income	$1,034,000	$1,148,919	$1,609,868	$1,645,633

The accompanying notes are an integral part of these consolidated financial statements.

Northeast Energy Partners, LLC

Consolidated Statements of Members’ Equity (Deficit)

	Members Equity (Deficit) Attributable to NEP	Members Equity Attributable to Noncontrolling Interests	Total Members’ Equity (Deficit)
Balance, January 1, 2010	$(688,884)	$90,445	$(598,439)
Distributions	(1,237,118)	—	(1,237,118)
Net Income (loss)	1,662,218	(16,585)	1,645,633

Balance, December 31, 2010	(263,784)	73,860	(189,924)
Contributions (distributions)	(1,304,581)	1,000	(1,303,581)
Net Income	1,601,156	8,712	1,609,868

Balance, December 31, 2011	32,791	83,572	116,363
Distributions (Unaudited)	(1,041,064)	(40,000)	(1,081,064)
Net Income (Unaudited)	1,015,346	18,654	1,034,000

Balance, September 30, 2012 (Unaudited)	$7,073	$62,226	$69,299

The accompanying notes are an integral part of these consolidated financial statements.

Northeast Energy Partners, LLC

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$1,034,000	$1,148,919	$1,609,868	$1,645,633
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	129,921	137,648	184,702	160,764
Gain on disposal of equipment, net	—	(1,173)	(1,173)	—
Changes in operating assets and liabilities:
Prepaid expenses	(8,097)	(1,975)	3,042	(3,026)
Accounts payable and accrued commissions	13,341	1,164	3,919	(10,454)
Accrued compensation	(43,503)	44,817	30,785	49,751
Accrued expenses and other accrued liabilities	(30,220)	(2,275)	4,945	8,151

Net cash provided by operating activities	1,095,442	1,327,125	1,836,088	1,850,819

Cash flows from investing activities:
Changes in other assets	—	3,586	3,586	—
Purchases of property and equipment	(3,728)	(46,184)	(57,401)	(14,924)
Repayments (advances) on notes receivable	11,786	(187,147)	(182,793)	—

Net cash provided by (used in) investing activities	8,058	(229,745)	(236,608)	(14,924)

Cash flows from financing activities:
Distributions to Members	(1,081,064)	(981,682)	(1,303,581)	(1,237,118)
Repayments (advances) from Members	46,000	(184,275)	(46,000)	—
Repayments of mortgage note	(20,358)	(15,915)	(21,445)	(19,917)
Borrowings under debt agreements	—	81,993	243,800	—
Repayments under debt agreements	(282,357)	(56,676)	(294,074)	(346,333)

Net cash used in financing activities	(1,337,779)	(1,156,555)	(1,421,300)	(1,603,368)

Net increase (decrease) in cash and cash equivalents	(234,279)	(59,175)	178,180	232,527

Cash and cash equivalents, beginning of period	667,062	488,882	488,882	256,355

Cash and cash equivalents, end of period	$432,783	$429,707	$667,062	$488,882

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$29,886	$41,601	$53,661	$59,795

Non-cash activities:
Equipment financed through issuance of debt	$—	$109,456	$166,161	$81,765

The accompanying notes are an integral part of these consolidated financial statements.

Northeast Energy Partners, LLC

Notes to Consolidated Financial Statements

NOTE 1 – NATURE OF BUSINESS

Northeast Energy Partners, LLC (the “Company” or “NEP”), was organized under the laws of the State of Connecticut in 2000 and is headquartered in Enfield, Connecticut. NEP is an energy management and procurement company brokering energy sales (electricity and natural gas) between energy consumers (end users of energy) and energy suppliers primarily in the Northeast.

The Company is organized as a limited liability company in accordance with the terms of the Company’s restated and amended operating agreement (the “Agreement”). The Agreement provides for perpetual existence unless dissolved by the written consent of a majority of the percentages held by the Company’s Members. The Company consists of three Members with two Members each holding a 42% interest and one Member holding a 16% interest, based on their proportionate initial capital contributions. The Company is managed by a manager, who is also a Member of NEP. The manager has full authority to manage the business affairs of the Company, subject to provisions in the Agreement. Additional capital contributions are required by the Members based on their proportionate initial capital contributions, if the manager determines that such contributions are required. No Member has personal liability for any obligation of the Company.

Under the terms of the Agreement, allocations of profits, losses and distributions of capital proceeds are in the following priorities:

Profits. Profits are allocated in accordance to Members’ ownership interests.

Losses. Losses are allocated in accordance to Members’ ownership interests.

Income from Capital Transactions. Income from Capital Transactions are in proportion to Members negative capital account balances; second until Members’ aggregate capital accounts equal the amount of the aggregate unrecovered capital contributions of Members. Thereafter, the balances are allocated in accordance to Members’ ownership interests at the Capital Transaction.

Losses from Capital Transactions. Losses from Capital Transactions are in proportion to Members’ positive capital account balances, and thereafter the balances are allocated in accordance to Members’ ownership interest at the Capital Transaction.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company and its variable interest entities (“VIE”s) have been prepared in conformity with accounting principles generally acceptable in the United States of America (“GAAP”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements

The carrying values of the Company’s financial instruments, including cash, prepayments and deposits, account payable, accruals, and loan from a Member approximate their fair values due to the short-term maturity of such instruments.

Revenue Recognition

The Company receives a commission by providing brokerage services to energy consumers to help them attain the best pricing for electrical power and natural gas.

The Company earns a commission on energy sales from energy suppliers based on the actual energy usage transacted between the energy supplier and energy consumer. The Company’s commissions are not based on the retail price for electricity, rather on the amount of energy consumed. Commissions are based on the energy usage transacted between the energy supplier and energy consumer multiplied by the contractual commission rate. The contractual commission rate is determined in accordance with an underlying master agreement between the Company and each energy supplier. Revenue from commissions is recognized as earned provided there is persuasive evidence of an arrangement, the sales price is fixed or determinable, collection of the related receivable is reasonably assured, and customer acceptance criteria, if any, has been successfully demonstrated. The Company recognizes revenue when cash is received as it could not estimate actual energy usage until the energy supplier reported actual energy usage when making monthly payments to the Company. As a result, the Company does not record accounts receivable on its balance sheet.

Employee Commissions

The Company pays commissions to its sales personnel at contractual rates based on new and renewal bookings. These commissions are based on the total contract value of the respective bookings and are paid out equally over an eight quarter period. At the end of each quarterly period, the employee commission rate is multiplied by the total contract value of the energy commission the Company expects to earn on that contract. The Company pays these commissions in each subsequent quarter. At the end of each calendar year, the Company performs a true-up calculation to compare total estimated volume used in the initial commission calculation to actual energy usage as reported by the energy supplier and adjusts employee commissions accordingly. These commissions are charged to sales and marketing expense over the eight quarter period. A portion of the sales force commission is allocated to cost of revenue based on the estimated time each sales rep spends on brokering transactions with energy suppliers.

Channel Partner Commissions

The Company pays commissions to its channel partners at contractual rates based on cash collections from energy suppliers. These commissions are charged to sales and marketing expense as revenue is recognized.

Cash and Cash Equivalents

The Company considers all short-term securities purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash balances at various financial institutions where they are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At September 30, 2012 (unaudited), and December 31, 2011 and 2010, one account was in excess of the limit.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost. Major improvements and additions are capitalized. Expenditures for maintenance and repairs which do not extend the life of the applicable assets are charged to expense as incurred.

Depreciation of furniture and equipment, motor vehicles and building has been provided for by the use of the straight-line method to extinguish the cost of the assets over their estimated useful lives as follows:

Furniture and equipment	5 – 7 years
Motor vehicles – related party	5 years
Building and building improvements	7 – 20 years

Other Assets

Loan acquisition costs incurred in 2008 are being amortized on a straight line basis over a five year period.

Income Taxes

The Company is organized as a limited liability company and taxed as a partnership. As a result, the Company is not directly subject to federal income taxes under the provisions of the Internal Revenue Code and applicable state laws. Items of income or loss are allocated to the Members in accordance with the Members’ ownership interests and reported on their individual federal and state income tax returns. No provision for federal and state income taxes has been included in the accompanying financial statements.

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 740, Income Taxes, GAAP requires the Company to evaluate tax positions taken and recognize a tax liability if it is more-likely-than-not that uncertain tax positions taken would not be sustained upon examination by taxing authorities. The Company has analyzed tax positions taken and has concluded that, as of September 30, 2012 (unaudited) and as of December 31, 2011 and 2010, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in these consolidated financial statements. No provision for federal and state income taxes has been included in the accompanying consolidated financial statements and, with a few exceptions, the Company is no longer subject to state and local tax examinations by tax authorities for years before 2009.

Advertising

The Company expenses advertising as incurred. Advertising expense amounted to approximately $13,000 and $30,000 for the nine months ended September 30, 2012 and 2011 (unaudited), respectively. Advertising expense amounted to approximately $32,000 and $40,000 for the years ended December 31, 2012 and 2011, respectively.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of its relationship with energy suppliers. The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. The Company places its cash with primarily one institution, which management believes is of high credit quality.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

The following represents revenue from energy suppliers exceeding 10% of the total in each category for the nine months ended September 30, 2012 and 2011 (unaudited) and for the years ended December 31, 2011 and 2010:

	Revenue For The Nine Months Ended September 30,		Revenue For The Years Ended December 31,
Customer	2012	2011	2011	2010
	(Unaudited)	(Unaudited)
A	46%	52%	53%	53%
B	13%	13%	13%	13%

In addition to its direct relationship with energy suppliers, the Company also has relationships with energy consumers for the procurement of certain of their energy needs. These energy consumers do not have a direct creditor relationship with the Company. For the nine months ended September 30, 2012 and 2011 (unaudited) and the years ended December 31, 2011 and 2010, no energy consumer represented more than 10% individually of the Company’s aggregate revenue, respectively.

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	September 30, 2012	December 31, 2011	December 31, 2010
	(Unaudited)
Furniture and equipment	$205,873	$225,473	$167,201
Motor vehicles – related party	436,116	530,050	453,826
Building improvements	121,372	121,372	82,829
Building	777,830	777,830	777,830
Land	161,170	161,170	161,170

	1,702,361	1,815,895	1,642,856
Less: Accumulated depreciation	(522,739)	(513,060)	(384,028)

Property and equipment, net	$1,179,622	$1,302,835	$1,258,828

Depreciation expense for the nine months ended September 30, 2012 and 2011 (unaudited) was approximately $127,000 and $135,000, respectively. Depreciation expense for the years ended December 31, 2011 and 2010 was approximately $181,000 and $157,000, respectively.

NOTE 4 – RELATED PARTY TRANSACTIONS

The following are entities with common ownership along with a brief description of the related party nature:

Hammock River Marina, LLC d/b/a Old Harbor Marina (“Hammock”)

Hammock is a marina located in Clinton, CT owned equally by the three Members of the Company. Hammock started in May 2008, and was loaned $200,000 by the Company in 2010, which has been reflected as a related party loan in the accompanying consolidated balance sheets. This amount was fully repaid in October 2012. Total assets of Hammock River were approximately $2,052,000, $2,066,000 and $2,048,000 at September 30, 2012 (unaudited), December 31, 2011 and December 31, 2010, respectively. Total liabilities of Hammock River were approximately $1,926,000, $1,986,000 and $2,062,000 at September 30, 2012 (unaudited), December 31, 2011 and December 31, 2010, respectively.

NOTE 4 – RELATED PARTY TRANSACTIONS (continued)

174 South Road Management, LLC (“174 South Road”)

174 South Road is a real estate holding company located in Enfield, CT owned equally by the three Members of the Company. Founded in May 2009, the principal activity of this entity is ownership and operations of the building at 174 South Road in Enfield, CT. The Company’s rents 100% of the location from this entity.

Curb Energy, LLC (“Curb Energy”)

Curb Energy is an energy efficiency firm located in Enfield, CT, 90% owned by the three Members of the Company. Founded in July 2011, Curb Energy, LLC sources potential energy efficiency services as a channel partner for a non-affiliated energy efficiency service provider. Curb Energy earns a commission from deals sourced to this third party upon project completion.

Rate Droppers, LLC (“Rate Droppers”)

Rate Droppers is a residential energy broker located in Enfield, CT, 90% owned by the three Members of the Company. Founded in July 2011, Rate Droppers was established to tap into the residential energy brokerage market via an online portal.

None of these entities were acquired by World Energy Solutions, Inc. (“World Energy”) as part of the acquisition of the Company (Note 7). World Energy is currently negotiating the purchase of Curb Energy and Rate Droppers for approximately $200,000.

Management has made an assessment of the Company’s variable interests to determine if any of these related party entities are required to be consolidated. The analysis is based on a qualitative review but also includes quantitative considerations in evaluating the variable interests. Qualitative analyses are performed based on an evaluation of the design by the entity, its organizational structure, to include decision-making ability, and financial arrangements. When used to supplement qualitative analyses, quantitative analyses are based on forecasted cash flows of the entity. GAAP requires reporting entities to consolidate VIEs when they have variable interests that provide a controlling financial interest in VIEs. Entities that consolidate VIEs are referred to as primary beneficiaries. The Company has consolidated 174 South Road, the entity that houses the real estate used by the Company. The fair value of the leased property was $939,000 at the date of acquisition by 174 South Road and that amount has been included in property and equipment, net in the consolidated balance sheets.

The consolidated entity is the owner and lessor of the property where the Company is the sole lessee of the asset under a single-lease arrangement. The lease was evaluated to determine if the arrangement gave the Company a variable interest in a VIE, and to determine whether the Company was the primary beneficiary that would result in consolidating the VIE. The Company is considered to be the primary beneficiary since the Company operates the assets being leased from the VIE and directs the activities that most significantly impact the economic performance of the VIE. The Company leases the real estate from the lessor under an operating lease agreement, where the lease term was 10 years from the inception of the 2009 lease. The property held by the lessor was acquired with third party financing in the form of 90% of the financing being borrowed from a financial institution and the remaining 10% of the acquisition price was invested by the Members. Holding and leasing the property represents the only activities of this entity.

Although not contractually required, the Company supports the operations of Rate Droppers and Curb Energy. When their performance is at risk, the corresponding risk of loss is transferred from these VIEs to the Company. Equity in these entities is not sufficient to fund the operations without additional support, therefore the Company supports the operations and is able to exercise a considerable amount of control over the entities.

NOTE 4 – RELATED PARTY TRANSACTIONS (continued)

The Company also assessed all commonly owned entities to determine if they should be consolidated in accordance with GAAP. While all entities can be considered variable interest entities as NEP has an implicit variable interest resulting from their common ownership, an evaluation of all facts and circumstances surrounding the operation of these entities resulted in an assessment that the Company is not the primary beneficiary of Hammock. As such, this entity has not been consolidated into the results of the Company.

The results of Rate Droppers, Curb Energy and 174 South Road have been consolidated with the results of NEP since their inception. The balance sheets and results of operations of Rate Droppers and Curb Energy were immaterial in the Company’s consolidated financial statements. The Company has reflected the property of 174 South Road as an asset in the accompanying balance sheets and the associated mortgage note as a liability as follows:

	September 30, 2012	December 31, 2011	December 31, 2010
	(Unaudited)
Mortgage note, interest at 7.13%, payable in monthly installments of $6,799, refinanced April 2012 with interest at 4.81%, payable in monthly installments of $5,644 including interest through July 2019. Secured by all 174 South Road business assets	$780,561	$800,919	$822,364
Current portion of mortgage note	(30,330)	(27,583)	(21,445)

Mortgage note, net of current portion	$750,231	$773,336	$800,919

At September 30, 2012, the mortgage note is scheduled to be repaid as follows:

Year	Amount
2012	$16,933
2013	67,732
2014	67,732
2015	67,732
2016 and thereafter	560,432

Total	$780,561

Due from Members

The Company made advances to Members which are uncollateralized and due on demand through revolving agreements of up to $150,000. The amount due from Members was $46,000 at December 31, 2011. This amount was repaid in 2012. Interest income earned on advances and reflected in the Company’s statements of income was less than $2,000 for all periods presented.

Note Receivable

The Company has amounts due from Hammock that are uncollateralized and bear interest at 3.25%. Principal and interest payments in the amount of $1,954 were due monthly through December 2020. The current and long-term portion of the note receivable for the periods presented were as follows:

	September 30, 2012	December 31, 2011	December 31, 2010
	(Unaudited)
Total – Note receivable	$171,007	$182,793	$—
Less: Current portion	(18,164)	(17,775)	—

Note receivable, net of current portion	$152,843	$165,018	$—

NOTE 4 – RELATED PARTY TRANSACTIONS (continued)

Interest income received for the nine months ended September 30, 2012 and 2011 (unaudited) was approximately $3,800 and $4,700, respectively. Interest income received for the year ended December 31, 2011 was approximately $6,200. This note was repaid in October 2012.

NOTE 5 – LINE OF CREDIT AND NOTES PAYABLE

Line of Credit Agreement

The Company has a revolving line of credit agreement with a bank to allow for borrowings not to exceed $550,000. The revolving line of credit is due on demand and collateralized by all Company assets and Member guarantees. It bears interest at the Wall Street Journal prime rate (3.25% for all periods presented in the accompanying consolidated financial statements) and matures on September 5, 2013. Covenants assigned to the line of credit are a debt service coverage ratio in excess of 1.3 to 1.0 and an annual increase to retained earnings in the amount of $150,000. The Company was in compliance with the bank covenants for all periods presented in its consolidated financial statements. The outstanding balances as of September 30, 2012 (unaudited) and December 31, 2011 and 2010 amounted to $171,014, $243,800 and no balance, respectively. The line of credit was repaid in October 2012 and all obligations associated with this Line of Credit were retired.

Notes Payable

Notes payable includes a bank commercial term note and various term notes used to finance motor vehicles and other equipment purchases. Motor vehicles were purchased for and used by the Members and employees of the Company.

Notes payable consists of the following at September 30, 2012 (unaudited), and December 31, 2011 and 2010:

	September 30, 2012	December 31, 2011	December 31, 2010
	(Unaudited)
Note payable, finance company, interest at 6.15%, payable in monthly installments of $1,842, including interest through September, 2012. Secured by vehicle	$—	$16,134	$36,554

Note payable, finance company, interest at 6.15%, payable in monthly installments of $1,455, including interest through February 2013. Secured by vehicle	—	18,917	34,684

Note payable, bank, interest at 6.08%, payable in monthly installments of $18,595, including interest through September 2013. Secured by all business assets and mortgages on Member owned properties	217,857	354,518	549,371

NOTE 5 – LINE OF CREDIT AND NOTES PAYABLE (continued)

	September 30, 2012	December 31, 2011	December 31, 2010
	(Unaudited)
Note payable, bank, interest at 5.75%, payable in monthly installments of $673, including interest through June 2014. Secured by vehicle	13,485	18,815	25,574

Note payable, bank, interest at 5.75%, payable in monthly installments of $384, including interest through August 2014. Secured by vehicle	8,395	11,410	15,236

Note payable, bank, interest at 4.09%, payable in monthly installments of $464, including interest through May 2015. Secured by vehicle	—	—	22,468

Note payable, bank, interest at 5.75%, payable in monthly installments of $1,088, including interest through May 2015. Secured by vehicle	32,318	40,491	50,856

Note payable, finance company, interest at 4.90%, payable in monthly installments of $777, including interest through August 2016. Secured by vehicle	33,171	38,815	—

Note payable, finance company, interest at 5.99%, payable in monthly installments of $1,659, including interest through January 2017. Secured by vehicle	75,826	87,041	—

Note payable, bank, interest at 5.00%, payable in monthly installments of $577, including interest through March 2015. Secured by equipment	16,207	20,689	—

Notes payable	397,259	606,830	734,743
Current portion of notes payable	(270,935)	(290,912)	(256,729)

Notes payable, net of current portion	$126,324	$315,918	$478,014

Notes payable at September 30, 2012 is scheduled to be repaid as follows:

Year	Amount
2012	$65,999
2013	218,679
2014	51,454
2015	34,018
2016 and thereafter	27,109

Total	$397,259

As part of the October 3, 2012 acquisition of the Company as described in Note 7, all outstanding principal and interest due on these notes was paid and the notes were retired. No further borrowings were allowed under these arrangements.

NOTE 6 – EMPLOYEE BENEFIT PLANS

Section 401(k) Plan

The Company’s 401(k) savings plan covers the majority of the Company’s eligible employees. Employees of the Company may participate in the 401(k) Plan after reaching the age of 21. The Company may make discretionary matching contributions as determined from time to time. Employee contributions vest immediately, while Company matching contributions begin to vest after one year of service and continue to vest at 25% per year over the next four years. The Company did not provide a matching contribution for the nine months ended September 30, 2012 or the years ended December 31, 2011 and 2010.

NOTE 7 – SUBSEQUENT EVENT

On October 3, 2012, World Energy Solutions, Inc. (“World Energy”) acquired substantially all of the assets and assumed certain obligations of the Company pursuant to an Asset Purchase Agreement between the Company, its Members, and World Energy. The purchase price was approximately $7.9 million in cash and a $2.0 million Promissory Note with the Company (the “NEP Note”). The NEP Note bears interest at 4% with $1.5 million of principal plus interest due on October 1, 2013 and the remaining $500,000 of principal plus interest due April 1, 2014. The Company may also earn up to an additional $3,180,000 in cash and shares, with up to $2.5 million in cash, and 153,153 in shares based on achieving certain 12-month revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) targets, as defined. The NEP Note is unsecured and subordinated to World Energy’s financing with Silicon Valley Bank (“SVB”).